EXHIBIT 10.7 – Workover Rig Pay-Off  Letter

Dakota Financial

March 25, 2010

Raj S. Nanvaan
Chief Financial Officer
Native American Energy Group, Inc.
108-18 Queens Blvd. Suite 901
Forest Hills, NY  11375

Re:  Equipment Lease # 7862

Dear Mr. Nanvaan:

Per your request, this letter acknowledges your intention to payoff the above referenced Equipment Lease Agreement currently under lease with Dakota Financial, LLC.  The payoff for this contract includes all chargeable fees to date and is listed below.

Upon receipt of 550,000 shares of Native American Energy Group, Inc. Common Stock (ticker symbol NAGP) no later than April 5, 2010, Dakota Financial will release all right, title and interest in and to the Equipment Lease Agreement, Lease No. 7862, dated March 1, 2006, including any & all liens, encumbrances and/or rights to that certain real estate property described as 4238 Yacht Harbor Drive, Stockton, CA  95204 that was pledged by Raj Nanvaan as collateral under the Equipment Lease Agreement.

In addition, Dakota will release all personal guarantors, Raj Nanvaan, Arnaz Singh, Tarsem Singh & Joseph Darrigo from all liabilities under the Lease.  The Workover Rig under this Lease will then be free and clear from any liens and/or encumbrances, and title to the equipment will be transferred to Native American Energy Group, Inc..

If you  have any questions, please feel free to contact me at any time.

Regards,

/s/ Michael Green

Michael Green
Managing Partner
Dakota Financial, LLC

10100 Santa Monica Blvd., Suite 300 Los Angeles, CA  90067        ph. 310.696.3030        fax. 310.696.3035        www.dakotafinancial.com